FOR IMMEDIATE RELEASE



Contact:
Marvin R. LeRoy, Jr., Director
Tel:(518) 438-2217
Harold A. Baylor, Jr.,  Vice Pres., CFO, and Treas.
Tel:(518) 842-7200
Fax:(518) 842-1688



      Ambanc Holding Co., Inc. Announces Changes in Directors' Compensation

     Amsterdam, N.Y. (July 1, 1998) Ambanc Holding Co., Inc. (NASDAQ: AHCI), informed its shareholders in a letter dated June 25, 1998, that the Company's Board of Directors has adopted changes effecting the compensation of Board members.

     The first change adopted freezes Directors' compensation at its current level. The freeze will remain in effect until the Company shows improvement in its operating results.

     In addition, Directors will begin to receive 65% of their compensation in shares of Ambanc common stock. The remaining 35% will continue to be paid in cash.

     The changes are expected to be put into effect during the fourth quarter of 1998.




                                    - MORE -

                                             June 25, 1998

Dear Ambanc Shareholder:


     We are pleased to inform you that your Board of Directors has declared a regular quarterly cash dividend of $.06 per share on the outstanding common stock of the Company. This dividend will be paid on June 30, 1998 to shareholders of record as of June 15, 1998.

     You have previously received information about our proposed merger with AFSALA Bancorp, Inc. You will soon be receiving more information about the proposed merger, and the opportunity to vote on the merger, which we believe is a very positive step forward for your Company.

     We would also like to know that your Board of Directors is committed to building shareholder value in other ways. With that commitment in mind, we have recently adopted some changes in the way in which directors of the Company are compensated. In the past, directors have been compensated for their efforts by receiving cash payments. The changes adopted affect the payments in two ways, First, the directors' fees will be frozen at their current level and will not be increased in the future until the Company shows improved operating results. Second, payment of directors' fees will be made in the form of 65% Ambanc stock and 35% cash. We anticipate that this change in form will be put into effect during the fourth quarter of this year.

     These initiatives, in conjunction with a series of other steps which have been and will be taken toward the goal of producing positive operating results, are intended to help us achieve our common goal of efficiently managing the growth of your Company and enhancing shareholder value.

     As always, we thank you for your ongoing support.


                                    - END -